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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Financial, Inc.:

        We consent to the use of our reports on the combined financial statements and the related schedule of Genworth Financial, Inc. as of December 31, 2003 and 2002, and our report on the statement of financial position of Genworth Financial, Inc. as of December 31, 2003 included herein and to the reference to our firm under the headings "Selected Historical and Pro Forma Financial Information" and "Experts" in the prospectus. Our report dated February 6, 2004, except for note 1 which is as of May 24, 2004, with respect to the combined statement of financial position of Genworth Financial, Inc. as of December 31, 2003 and 2002 and the related combined statements of earnings, stockholder's interest, and cash flows for each of the years in the three-year period ended December 31, 2003 refers to a change in accounting for variable interest entities in 2003, goodwill and other intangible assets in 2002, and derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Richmond, Virginia
May 24, 2004

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Consent of Independent Registered Public Accounting Firm